UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

Form 10

Amendment No. 1

Date of Amendment No. 1: October 4, 2016

Date of Original Filing: September 30, 2016

General Form for Registration of Securities

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

ATI MODULAR TECHNOLOGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	81-3131497

(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

c/o Alton Perkins
4700 Homewood Court, Suite 100, Raleigh, North Carolina	27609

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 919-436-1888

Send all correspondence to:

Alton Perkins
4700 Homewood Court

Suite 100

Raleigh, North Carolina 27609

Telephone/Facsimile: (888) 406-2713
Email: ap@atimodular.com

Copies to:

Anthony R. Paesano

Paesano Akkashian Apkarian, P.C.

7457 Franklin Road

Suite 200

Bloomfield Hills, Michigan 48301

Telephone: (248) 792-6886

Email: apaesano@paalawfirm.com

 Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Exchange Act:

Title of each class to be so registered	Name of Exchange on which each class is to be registered

Common Stock, $.0001	N/A

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.0001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise noted, referenced in this registration statement to “ATI Modular” or the “Company,” or pronouns such as, “we,” “our” or “us” refers to ATI Modular Technology Corp. Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

EXPLANATORY NOTE

On September 30, 2016, the Company filed its registration information on Form 10. The Company now files this First Amendment to its Form 10 registration statement to add two exhibits related to cooperative agreements with the Yongan Government and Chizou Jiangnan provinces in China. The remainder of the information provided in the Company’s Form 10 registration statement is unchanged, and hereby incorporated by reference.

Item 15. Exhibits.

			Incorporated by reference
Exhibit	Exhibit Description	Filed herewith	Form	Period ending	Exhibit	Filing date
3.1	Certificate of Incorporation		10-12G		3.1	9/30/16
3.2	By-Laws		10-12G		3.2	9/30/16
4.1	Specimen Stock Certificate		10-12G		4.1	9/30/16
23.1	Consent of Independent Auditors		10-12G		23.1	9/30/16
99.1	Stock Purchase Agreement (Arcaro)		10-12G		99.1	9/30/16
99.2	Cooperative Agreement		10-12G		99.2	9/30/16
99.3	Sales and Support Services Agreement (Yilaime)		10-12G		99.3	9/30/16
99.4	Modular Construction & Technology Services Agreement (ATI)		10-12G		99.4	9/30/16
99.5	IC-DISC Service Provider Agreement (AXP Holding)		10-12G		99.5	9/30/16
99.6	Investment and Cooperation Agreement for ATI Modular Green Building Manufacturing Project, Yongan Agreement	X
99.7	Investment and Cooperation Agreement for ATI Modular Green Building Manufacturing Project, Chizou Jiangnan Agreement	X

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 4, 2016
ATI MODULAR TECHNOLOGY CORP.

By: /s/ Alton Perkins
Alton Perkins, President, Secretary, and Treasurer

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